Collaborative Agreement

Date: May, 2000

Cooperative parts:

Part A: Shanghai Information Plaza Enterprise Development Ltd.
Part B: Information leading group office technology center
Part C: Merendon International Inc.

With respect to the law of The Chinese-foreign joint venture enterprise management law, the agreement of establishing Shanghai Broad-band Network Inc., a temporary name, is reached as listed below by the three parts.

1. The three parts have come to a common agreement to establish Shanghai Broad-band Network Inc., registered address at The Software Garden, Zhangjiang High Tech Qu, Pu Dong, Shanghai.

2. The three parts all understand that the 142 million US dollars will be invested during the first phase. The registered capital is 100 million US dollars contributed by each part in this agreement. Ren Min Bi (RMB) will be the form of monetary investment from part A and part B and foreign currency will be from part C. The completed investment from each part should be available within three months after the new company registration has been approved. The fund proportion from each part is shown below:

Part A:	25%	US$ 250,000
Part B:	5%	US$ 50,000
Part C:	70%	US$ 700,000

3. The company will have a life time of twenty years. With its growing more investment will be provided by either the three parts or other foreign investors. However no capital transferring is not allowed until agreed by each of the founders.

4. Shanghai Broad-band Network Inc. will run the business of developing broadband network technology, broadband network service, system integrity, broadband network product importing and marketing, broadband network application software designing, developing, marketing and informative service.

5. The joint venture will first develop the following projects in Shanghai area

5.1 IP broadband internet service.

5.2 Voice over IP service.

5.3 E-learning on IP broadband

5.4 E-business on IP broadband

5.5 Video service on IP broadband

6. The three parts agree to have a board of directors with 5 directors, three of whom are from part C, one from part A and one from part B. The chairman of the board will be from part C. The supervisor assigned by the chairman will be from part B.

All the senior management and the controllers of the company introduced by all parts should be officially hired only by the board of directors.

7. A company arrangement group will be created and operating start the day this agreement is signed. Members are from all the three parts and Mr. Zhang, Yuguo is the leader of the group, and Mr. Li, Jianhua is responsible for the details of creating this group.

8. Each investor is taking the responsibility and risk in proportion to its own investment.

9. Anything not covered in this agreement will be discussed by the three parts to reach additional agreement as a necessary part of this agreement.

The agreement has three copies and will be in valid when signed and sealed by each part.

Part A's representative

Part B's representative

Part C's representative